Exhibit 10.8
Director Compensation for

Non-Employee Members of Board

(effective as of July 30, 2012)

Cash Compensation	Retainer	per qtr
Annual Board Retainer (payable quarterly in advance)	$35,000	$8,750
Annual Audit Committee Chair Retainer (payable quarterly in advance)	$15,000	$3,7500
Annual Compensation and Nominating & Corporate Governance Committee Chair Retainer (payable quarterly in advance)	$10,000	$2,500
Annual Retainer for Chairman of the Board (payable quarterly in advance)	$30,000	$7,500

Per Meeting Fees	In Person	Telephonic
BOD	$1,500	$500
Any Committee	$1,000	$500

Restricted Stock

Any new non-employee director who has not been in our prior employ will receive an initial grant of restricted stock with a fair market value of $75,000. Each non-employee director shall receive an annual grant of restricted stock with a fair market value of $75,000. The restricted stock awards will be granted to the directors upon re-election at each annual meeting of stockholders, and will be vested on the first anniversary of the date of grant. Awards of restricted stock after the initial grant shall be prorated to accommodate situations where a director is initially elected other than at an annual meeting.

Non-employee directors shall be reimbursed for travel expenses incurred in attending meetings of the Board of Directors and/or Committees.

Stock Ownership Guidelines

       Within five years of joining the Board (or for existing Board members, within five years of adoption of the guidelines in July 2012), each non-employee Board member will be required to hold shares of our stock having a fair market value equal to at least three times the annual cash retainer for non-employee directors then in effect.